Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 9718 8740
Email:	rthorp@tta.lawyer

To:	Gorilla Technology Group Inc.
Meridien House
42 Upper Berkeley Street
Marble Arch
London, W1H 5QJ
United Kingdom

27 November 2023

Dear Sirs

Re: Gorilla Technology Group Inc.

We have examined the Registration Statement on Form S-8 to be filed by Gorilla Technology Group Inc., a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of (i) 10,000,000 ordinary shares, par value $.0001 per share (“Ordinary Shares”), of the Registrant that may be issued and sold under the Gorilla Technology Group Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”); and (ii) 518,793 Ordinary Shares that may be issued and sold under the Gorilla Technology Group Inc. Employee Stock Option Program (together with the 2023 Plan, the “Plans”) of the Registrant (together the “Shares”).

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plans and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plans and the board resolutions authorizing the issue thereof.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

TRAVERS THORP ALBERGA

/s/ Travers Thorp Alberga